CERTIFICATE OF DESIGNATION
                            SERIES A PREFERRED STOCK

FINANCIALCONTENT, INC.

         FinancialContent, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provision of Section 151 of the Delaware General Corporate Law, its Board of Directors has adopted the following resolution creating a series of its $0.001 par Preferred Stock:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of
Directors hereby authorizes the issuance of a Series A Convertible Preferred Stock of the Corporation and hereby designates, pursuant to Section 151 of the Delaware General Corporate Law, the rights, preferences, privileges, restrictions and other matters relating to such Series A Preferred Stock as follows:

1. Designation and Amount. Four Million Four Hundred Thousand (4,400,000) shares of the Corporation's authorized preferred stock are hereby designated as the Series A Preferred Stock (the "Series A Preferred Stock").
2.        Dividends.
        2.1 Cumulative Dividends. The holders of Series A Preferred Stock shall be entitled to receive cumulative dividends payable quarterly in cash out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other capital stock of the Corporation, at a rate of $.0055774 per share. Such quarterly dividend to be paid in arrears. Such dividends shall accrue from day to day on and after October 1, 2003. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the rate determined as specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for ay other capital stock of the Corporation. Any accumulation of dividends on Series A Preferred Stock shall not bear or accrue interest. To the extent funds payable under this Section 2.1 exceed $12,500 in any quarter, the Corporation shall issue such excess in shares of the Common Stock which shall be valued based upon the fair market value of the Common Stock as determined in good faith by the Corporation's Board of Directors. Alternatively, within 90 days after being informed in writing by the Corporation that a sum sufficient to pay the dividend at the rate determined as specified above in a calendar quarter is not available, a holder of the Series A Preferred Stock may elect in writing to receive any unpaid dividend payable in such calendar quarter in shares of the Corporation's Common Stock which shall be valued based upon the fair market value of the Common Stock as determined by the Corporation's Board of Directors, but in no event shall the Common Stock issuable hereunder be valued at less than $.75 per share. No fractional shares of the Corporation's common stock shall be issued. Fractional shares shall be rounded up to whole shares. The Common Stock issuable under this Section 2.1 (i) shall be restricted securities within the meaning of Rule 144 of the Securities Act ("Rule 144"); (ii) shall not be registered; and (iii) must be held indefinitely and that no transfer of such securities may be made by the holder unless (A) such securities have been registered under the Securities Act and any applicable state securities laws, or (B) an exemption from registration is available under applicable state securities laws and the Securities Act, including in accordance with the terms and conditions of Rule 144. Furthermore, the certificates representing the Common Stock issuable under this Section 2.1 shall bear a legend substantially as follows: "The Shares represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state law. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933 and any applicable state law, or (2) at holder's expense, an opinion (satisfactory to the Corporation) of counsel (satisfactory to the Corporation) that registration is not required.

         2.2 Common Stock Dividends. No dividends other than those payable solely in Common Stock of the Corporation shall be paid on any Common Stock of the Corporation during any fiscal year until dividends due under Section 2.1 on the Series A shall have been paid and set apart during that fiscal year. If the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share of the Series A Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock held by each holder thereof could be converted pursuant to the provision of
                  Section 5 hereof (such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

         2.3      The rights to  receive  dividends  under this  Section 2 shall
                  expire  upon  the  quarter   ending   December  31,  2006.

3.                Liquidation, Dissolution or Winding Up.

         3.1      Preference.  In the event of any  liquidation,  dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets or surplus funds of the Corporation legally available for distribution to holders of the Corporation's capital stock of all classes (whether such assets a are capital, surplus, or earnings) before any sums shall be paid or any assets or surplus funds distributed among the holders of Common Stock, an amount equal to $0.50 per share (as adjusted for any stock dividend, combination or splits with respect to such shares) of Series A Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon if any, computed up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

                  If the  assets of the  Corporation  shall be  insufficient  to permit  the  payment  in  full  to  holders  of the  Series  A
                  Preferred  Stock  of the  preferential  amount  set  forth  in
                  Section 3.1, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series A Preferred Stock held by each of them.
        3.2 Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. In each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which each shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 hereof.

4. Voting Power. Except as otherwise required by law or as expressly provided herein, each holder of Series A Preferred Stock shall be entitled to vote on all matters that alter the rights, preferences or privileges of the Series A Preferred Shares, increases or decreases in the authorized number of shares of preferred shares or common shares authorized by the Corporation, or the creation of a class or series senior to the Series A Preferred Shares. On all such matters, each holder of the Series A Preferred Shares shall be entitled to that number of votes equal to the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of
                  Section 5 of this Certificate at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of the Series A Preferred Stock and Common Stock shall vote together as a single class on all such matters. The holders of Series A Preferred Stock shall not be entitled to vote as a separate class or voting group on any plan or merger.

5. Conversion Rights. The holders of the Series A Preferred Stock shall have the following conversion rights:

         5.1 General. Subject to and in compliance with the provisions of this Section 5, shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable whole shares (rounded down as to each conversion to the nearest whole share) of Common Stock on the following schedule: up to fifty percent of the Series A Preferred Stock outstanding as of the later of July 18, 2003 and the closing date of the transactions contemplated by that certain Asset Purchase Agreement by and between the Corporation and CNET Networks, Inc. may be converted prior to July 15, 2004; an additional twenty five percent of the Series A Preferred Stock outstanding as of the later of July 18, 2003 and the closing date of the transactions contemplated by that certain Asset Purchase Agreement by and between the Corporation and CNET Networks, Inc. may be converted prior to July 15, 2005; and no limitations thereafter. No fractional shares of Common Stock will be issuable upon conversion of Series A Preferred Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be based on a one-to-one basis.
                  5.2      Mandatory Conversion.
                           (a) Conversion Upon Merger, Consolidation, Share Exchange or Sale of Assets. All the outstanding shares of Series A Preferred Stock shall, at the option of the Corporation and upon written notice to the holders thereof given no less than 30 days prior to the closing of a merger or consolidation of the Corporation with or into another Corporation, share exchange or the sale of all or substantially all of the Corporation's assets to any other person, be converted, effective upon such closing, into the number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion pursuant to Section 5.1. Such conversion shall occur automatically on the effective date of such event without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock, except that any holder may elect to have such holder's Series A shares redeemed at the liquidation value by sending a notice of redemption to the Corporation at any time prior to the expiration of the 30 day notice. Nothing in this Section 5.2, however, shall limit or in any way restrict the rights of the holders of shares of Series A Preferred Stock to convert such shares into shares of Common Stock at any time pursuant to section 5.1 immediately above. Notwithstanding any other provision of this subparagraph, the occurrence of a merger or consolidation of the Corporation with or into another corporation, share exchange or the sale of all or substantially all of the Corporation's assets to any other person, shall not be considered a liquidation, dissolution or winding up of the Corporation under Section 3 of this Certificate.
                                (a)
                           (b) Surrender of Certificates. Upon the occurrence of a conversion specified in this Section 5.2, the holder of such Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, the Corporation or its transfer agent shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.
                  5.3 Anti-Dilution Protections. If at any time during the three-and-a-half -year period subsequent to July 18, 2003 Purchaser increases its equity through the issuance of additional shares of Common Stock with a per share price of less than $.75 per share, then additional shares of Series A Preferred Stock will be issued to CNET Networks, Inc. and to its transferees of Series A Preferred Stock on a pro rata basis to insure that each such holders' respective ratios of Series A Preferred Stock to outstanding Common Stock before such additional issuance is the same as such holders' ratio of Series A Preferred Stock to Common Stock after any such additional issuance. The provisions of this Section 5.3 shall expire on the date on which (i) pursuant to this
                        Section 5.3 the Corporation issues twice the number of shares of Preferred Stock initially issued to CNET
                        Networks, Inc. (as adjusted for stock dividends, combinations or splits with respect to such shares) or
                        (ii) one-third of the Series A Preferred Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) initially issued to CNET Networks, Inc. and its transferees is no longer outstanding

                  5.4 Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise other than a reorganization, merger, consolidation or sale of assets), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization reclassification or change, all subject to further adjustment as provided herein.
                  5.5 Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Series A Preferred Stock with a certificate showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

                  5.6 Exercise of Conversion Privilege. To exercise a conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at the office that such holder elects to convert such shares. The certificate  or  certificates  for  share  of  Series  A
                        Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the
                        Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, is the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted (i) such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5.6, and (ii) cash in the amount of accrued and unpaid dividends on such shares of Series A Preferred Stock, if any, computed up to and including the Conversion Date, if legally payable by the Corporation. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of he converted shares of Series A Preferred Stock shall cease and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
                  5.7 Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of shares of Series A Preferred Stock that were not converted
                  5.8 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion o all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock the Corporation shall take such corporate actions may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. Protective Provisions. In addition to any other rights provided by law, so long as at least twenty (20) percent of the Series A Preferred Stock designated and authorized hereunder remains outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority in voting interest of such outstanding shares of Series A Preferred Stock, voting together as a single class:
                  6.1 amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the rights, preferences, or privileges of, or restrictions provided for the benefit of, the outstanding Preferred Stock; or
                  6.2 authorize or issue shares of any class of stock having any preference or priority as to dividends, liquidation preference or assets superior to or on parity with any such preference or priority of the outstanding Series A Preferred Stock, or authorized or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, liquidation preference or assets superior to or on a parity with any such preference or priority of the outstanding Series A Preferred Stock: or
                  6.3 issue additional shares of Series A Preferred Stock to entities other than CNET Networks, Inc. and its transferees.

         Authorized signature:

         Dated: July 16, 2003


         /s/ WING YU
         ------------------------
         Wing Yu
         Chief Executive Officer
         FinancialContent, Inc.